UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported):   April 22, 2004

IRIS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-110826	95-2579751
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9172 Eton Avenue
Chatsworth, California 91311
(Address of principal executive offices) (Zip Code)

(818) 709-1244
(Registrant's telephone number, including area code)

Item 5.  Other Events.

Private Placement

On April 22, 2004, IRIS International, Inc. (the "Company") closed the sale of 2,130,000 shares of the Company's common stock, together with warrants to purchase an additional 319,500 shares of its common stock, for an aggregate purchase price of approximately $12.5 million. The warrants have an exercise price of $7.80 per share and a five-year term. A form of the Warrant Certificates is attached to this Current Report on Form 8-K as Exhibit 4.1 and is incorporated by this reference. Oppenheimer & Co. Inc. acted as placement agent for the transaction.

As a result of the private placement, the Company will have 14.4 million common shares outstanding. The new shares of common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement. As part of the transaction, the Company has agreed to file a registration statement covering the resale of the shares of common stock and shares underlying the warrants issued in the financing.

The terms of the sale of the securities are more fully described in the Securities Purchase Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by this reference.

Item 7.  Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description
4.1	Form of Warrant Certificate
10.1	Securities Purchase Agreement dated as of April 19, 2004
99.1	Press Release dated April 23, 2004

Item 9.  Regulation FD Disclosure.

On April 23, 2004, IRIS International, Inc. issued a press release entitled "IRIS International Closes $12.5 Million Private Placement." A copy is attached as Exhibit 99.1 to this report and is incorporated herein by this reference.

The information in this Current Report on Form 8-K, including the exhibit, will not be treated as filed for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section. That information will not be incorporated by reference into a filing under the Securities Act of 1933, or into another filing under the Exchange Act, unless that filing expressly refers to specific information in this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 23, 2004	IRIS INTERNATIONAL, INC.
By: /s/ Martin Paravato Martin Paravato Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
4.1	Form of Warrant Certificate
10.1	Securities Purchase Agreement dated as of April 19, 2004
99.1	Press release dated April 23, 2004